Exhibit 99.2

JUNE 14, 2018 UPDATE Driving further marketplace investments via updated fees and new subscription plans

Forward-looking statements This presentation contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements related to our updated financial guidance, our expectations regarding the new subscription packages and updated transaction fees, including the timing of anticipated launch dates and the potential impact on our business and the businesses of our sellers and our future growth. Forward-looking statements include all statements that are not historical fact. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include the successful execution of our business strategy, the success of our new pricing model and the impact of that model on our sellers, our reputation and our business, GMS and results of operations, the success of our marketing efforts, our active and engaged community of Etsy sellers and Etsy buyers, the growth and performance of our platform, and other risks and uncertainties that are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, and subsequent reports that we file with the Securities and Exchange Commission. Forward-looking statements represent our beliefs and assumptions only as of the date of this presentation. We disclaim any obligation to update forward-looking statements, except as required by law. 2

Etsy is updating fees and introducing subscription packages We’re updating our transaction fees, which will enable us to invest more in the Etsy marketplace and our sellers’ success. We are introducing optional subscription packages designed for the specific needs of sellers at different stages in their life cycle. We’re providing more features to support the needs of our sellers in addition to the many tools they use today. 3

It’s been a remarkable journey these past 13 years 2005 2018    4

We significantly expanded the marketplace over time YEAR 11 TODAY2 $1M $3.3B GMS GMS 9,250 2M Sellers Active Sellers 22,100 35M Buyers Active Buyers Results from July 2005 to July 2006 5 GMS results as of 12/31/2017, Active Sellers and Active Buyers as of 3/31/2018

To invest more in our sellers’ success, for the first time ever, we are updating the pricing model and introducing subscription plans We’re making 2 changes to our We’re introducing monthly transaction fee: subscription plans: • The transaction fee is increasing from 3.5% to 5%* • ETSY STANDARD: Everything you need to start, manage, and • The transaction fee will be applied to the shipping grow a creative business price* • ETSY PLUS: Expanded set of tools to help jump-start growth and express your brand • ETSY PREMIUM (COMING IN 2019) Full suite of tools for advanced and expanded business management *Effective July 16, 2018 6

Etsy Subscription Plans    CURRENT No additional monthly charge Everything you need to start, manage, and grow a creative business All current Etsy seller tools    NEW $10/Month* More ways to grow your business and your brand 15 Listing Credits/Month $5 Pro-List Credit/Month    • Custom shop layout    • Restock notifications    • Custom web address    • Discounted custom packaging *Increases to $20/month in January 2019    COMING 2019 Pricing TBD Advanced tools and expanded business management Pricing and Credits TBC    • Premium Customer Support    • Additional features to manage your shop at scale 7

Big steps toward a bigger future. Changes to our pricing enable us to make investments for the future. We are focused on:    1. Bringing more buyers    2.    Building new tools for our sellers    3. Enhancing support and community    Examples: • Increased marketing spend • NBC’s ‘Making It’ and related advertising • Sales events    • Targeted Offers • Advanced analytics • Shipping tools    • 24/7 support • Live chat • Community redesign

1 We’ve delivered nearly 35M active buyers and are working to deliver even more    Marketing Spend In 2017, Etsy spent $78M on direct marketing. We plan to increase that investment by at least 40% in 2018 This summer, Etsy trend expert Dayna Isom Johnson will be a judge on NBC’s crafting competition show Making It, introducing Etsy’s global marketplace to a primetime television audience. We will test new channels, offline and online Sales Events We’re helping more shoppers discover the creative products that make our marketplace unique    9

2 We’re focused on building the best tools for running a creative business online    Marketing Services We’ve created new ways to build a loyal following. Tools like Targeted Offers make it easier to create promotions that attract shoppers and keep them coming back Business Insights    We’re committed to giving our sellers the data they need to make smart decisions. In 2018, we’ll be sharing more insights into what Etsy buyers want and new tips and advice on optimizing search Shipping We will continue to invest in our shipping experience in the US and Canada. Later this year, we’re introducing Etsy Shipping Labels to the United Kingdom, and will explore opportunities for shipping in other countries 10

3 We’re enhancing support for our community    Community Support We’re giving our community spaces an upgrade to provide support and guidance for our sellers Seller Resources In September, we plan to give the Etsy Teams and the Etsy Forums a new look that will make it easier and more fun to connect with creative entrepreneurs around the world Customer Support Now our customers can request a call from Etsy 24 hours a day, 7 days a week or get answers through our redesigned Help Center and live chat    11

With new pricing, we are revising our 2018 financial guidance

	2018 Original Guidance*	May 8th Guidance	2018 Revised Guidance*
GMS Growth	14 - 16%	16 - 18%	16 - 19%
	~$3.7B - $3.8B	~$3.8B - $3.84B	~$3.8B - $3.9B
Revenue Growth	21 - 23%	22 - 24%	32 - 34%
	~$534M - $543M	~$538M - $547M	~$582M - $591M
Adjusted EBITDA Margin**	20 - 22%	21 - 23%	21 - 23%
	~$108M - $118M**	~$114M - $125M**	~$123M - $134M**

* Original guidance issued on 2/27/2018 and revised guidance issued on 6/14/2018
** Based on the mid-point of 2018 revenue guidance

We will reinvest anticipated incremental revenue in marketing, customer support, and product innovation; EBITDA margins remain 21% - 23%

Etsy is not able, at this time, to provide GAAP targets for net income margin for 2018 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.

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Appendix

FAQs Why is Etsy raising its fees? Raising fees enables Etsy to invest more in bringing buyers to our sellers, building tools that make it easier for sellers to run shops, and improve the seller experience by enhancing support and community spaces. What specifically did Etsy announce? We are changing marketplace transaction fees to 5% from 3.5% and offering two new subscription plans to provide a framework    for growth at all stages of a seller’s creative journey. Also, we are applying a transaction fee to shipping costs. Are sellers required to subscribe to one of the new packages? No. Sellers can choose to remain on the standard package and have access to all of their current Etsy tools and services.    Can sellers continue to use Promoted Listings and Pattern without paying for a package? Yes. Sellers can continue to pay for tools like Promoted Listings and Pattern separately without choosing a package. Can sellers change subscription packages? Sellers can switch between packages or stop paying for a subscription at any time. Will sellers who pay for a subscription package get special treatment in search? No. Paid subscriptions will not influence how seller listings appear in search. 14

FAQs Why is 16-19% GMS growth the correct range after increasing pricing and making meaningful investments? Our 2018 guidance reflects our high confidence view on the performance of the business this year. Keep in mind pricing goes into effect July 16, 2018. We expect some impact from seller churn given that we have never raised prices before, this will be the first time we are making some of the incremental investments so the returns are uncertain, and not all of our investments are intended to drive GMS. Also, we have shared the potential headwinds in the second half of 2018 as discussed on our May 8th earnings call. However, the mid-point of our revised GMS guidance indicates a significant acceleration compared to 14.5% for 2017. Will you consider additional price increases in the future? We will continue to monitor the fair exchange of value we provide to our sellers.    What is the seller profile for each tier and how do you think your seller base will breakout by tier? It’s premature to discuss seller profiles or choices as the offerings have only recently launched.    Why did you decide that 5% was the right number? We regularly survey our sellers to gather their feedback on the platform and did significant seller outreach in advance of this launch. We concluded that changing the fee to 5% strikes the right balance in terms of re-investing in the marketplace and providing value for sellers. What other features could you add                to your Etsy Premium service? We are very excited about the improvements we are making to the selling experience. We believe it’s too early to comment on other features, but we will continue to make improvements based on seller feedback. How will Etsy’s new pricing compare to competition? We continue to believe Etsy offers the best value and is one of the most economical platforms to turn a creative passion into a viable business.    Why is Etsy applying transaction fees to shipping? It’s standard industry practice to apply transaction fees to the total transaction value (both item cost and shipping cost). Part of the reason for this practice is that it promotes fairness and transparency in the marketplace.    15

Key factors impacting our guidance reflected in our May 8, 2018 Press Release • We anticipate that the other key factors impacting our 2018 GMS and revenue guidance will be:     Continued visit growth.    Conversion rate growth driven by product launches enhancing the buying experience.    Continued growth in international GMS, which we expect to grow faster than overall GMS, driven by global product enhancements and assuming stable currency rates.    Continued Services revenue growth, which we expect to grow at a faster pace than Marketplace revenue growth as we add enhancements and features to our portfolio of services and increase our efforts to grow seller adoption. Also, we expect Promoted Listings to be the primary driver of Services revenue growth in 2018.     External headwinds, which we expect may offset some growth, such as E.U.‘s GDPR, currency fluctuations, changes to VAT and state sales tax laws, and the potential for geopolitical events that impact trade. • We anticipate that the key factors impacting our 2018 Adjusted EBITDA margin guidance will be:     Lower operating expense as a percent of revenue stemming from the approximately $35 million in annualized cost savings resulting from increased efficiencies in our operating structure in 2017. We expect to gain the most leverage in general administrative expenses, followed by product development expenses.     We expect to spend approximately $10 million to $15 million in 2018 on cloud migration activities, most of which will be expensed through cost of revenue. Throughout the first few phases of the migration, we will maintain some of our existing data center infrastructure to ensure reliability of our platform. As we migrate to the cloud we anticipate spending a smaller portion on existing data center infrastructure and more on cloud capacity. As a result, compared with 2017, we expect to reduce capital expenditures related to maintaining our existing data center infrastructure by $4 million to $5 million in 2018. Once we have fully migrated to the cloud, we expect our total cash costs will decrease compared to our standalone data center infrastructure. 16